Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 11, 2022, with respect to the consolidated financial statements of Fosun Fashion Group (Cayman) Limited and subsidiaries contained in the registration statement and proxy statement/prospectus. We consent to the use of the aforementioned report in the registration statement and proxy statement/prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON

Shanghai, China
July 11, 2022